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                    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                AND PREFERRED STOCK DIVIDENDS
                                (DOLLAR AMOUNTS IN THOUSANDS)

                                                                  EXHIBIT 12.2


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                                                            For the year ended December 31,
                                                 1999        1998         1997       1996         1995
                                              ---------    --------     -------     -------     -------

Net income before loss/gain on sales of
     real estate, provision for asset held
     for sale and extraordinary charges       $  78,420    $ 70,941     $53,249     $24,835     $20,234
Add:
Interest expense                                 45,646      40,535      25,845      23,623      20,924
Interest expense from joint ventures             10,113       4,955           -           -           -
                                              ---------    --------     -------     -------     -------
     Earnings as adjusted                     $ 134,179    $116,431     $79,094     $48,458     $41,158
                                              =========    ========     =======     =======     =======

Combined fixed charges and
preferred stock dividends:
Interest expense                              $  45,646    $ 40,535     $25,845     $23,623     $20,924
Interest expense from joint ventures             10,113       4,955           -           -           -
Capitalized interest                              1,820       3,292           -           -           -
Capitalized interest from joint ventures          2,839       2,850           -           -           -
                                              ---------    --------     -------     -------     -------
     Total fixed charges                         60,418      51,632      25,845      23,623      20,924
     Preferred stock dividends                   11,758      15,678       9,552       3,646           -
                                              ---------    --------     -------     -------     -------
          Combined fixed charges and
          preferred stock dividends           $  72,176    $ 67,310     $35,397     $27,269     $20,924
                                              =========    ========     =======     =======     =======
Ratio of earnings to combined fixed charges
     and preferred stock dividends                 1.86        1.73        2.23        1.78        1.97
                                              =========    ========     =======     =======     =======


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